Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports First Quarter 2018 Results and Stock Price

LAKELAND, Fla., May 1, 2018 - Publix’s sales for the first quarter of 2018 were $9.3 billion, a 6.8 percent increase from last year’s $8.7 billion. Comparable store sales for the first quarter of 2018 increased 5.1 percent. The company estimates sales increased 1.2 percent due to the effect of the Easter holiday being in the first quarter of 2018. In 2017, the effect of the Easter holiday was in the second quarter.

Net earnings for the first quarter of 2018 were $680.3 million, compared to $555.3 million in the first quarter of 2017, an increase of 22.5 percent. Earnings per share for the first quarter increased to $0.93 for 2018, up from $0.73 per share in the first quarter of 2017. Net earnings and earnings per share for the first quarter of 2018 were positively impacted by the decrease in the federal statutory income tax rate from 35 percent to 21 percent effective in 2018 due to the Tax Cuts and Jobs Act of 2017. Net earnings and earnings per share also were impacted by a new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings. Excluding the impact of the new accounting standard, net earnings would have been $704.2 million, an increase of 26.8 percent, and earnings per share would have been $0.96 for the first quarter of 2018.

These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.

Effective May 1, 2018, Publix’s stock price increased from $41.40 per share to $41.75 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud of our team’s results and pleased with our stock price increase considering the volatility in the stock market,” said Publix CEO & President Todd Jones.
Non-GAAP Financial Measures
In addition to reporting financial results for the first quarter of 2018 in accordance with U.S. generally accepted accounting principles (GAAP), the company presented net earnings and earnings per share excluding the impact of the new accounting standard requiring equity securities be measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the fair value adjustment of equity securities since they are primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations. Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the first quarter of 2018 (amounts are in millions, except the per share amount):

Quarter Ended
March 31, 2018
Net earnings	$680.3
Fair value adjustment (net unrealized loss) of equity securities held at end of period	25.8
Net gain on sale of equity securities previously recognized through fair value adjustment	6.2
Income tax benefit (1)	(8.1)
Net earnings excluding impact of fair value adjustment	$704.2
Weighted average shares outstanding	734.2
Earnings per share excluding impact of fair value adjustment	$0.96

(1)	Income tax benefit is based on the Company’s combined federal and state statutory income tax rates.

Publix is privately owned and operated by its 190,000 employees, with 2017 sales of $34.6 billion. Currently Publix has 1,182 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. The company has been named one of Fortune’s “100 Best Companies to Work For in America” for 21 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###